Jones, Jensen
                                    & Company
                           --------------------------
                          Certified Public Accountants

A Partnership of                                                         MEMBERS
Professional Corporations     American Institute of Certified Public Accountants
R. Gordon Jones, CPA, PC        Utah Association of Certified Public Accountants
Mark E. Jensen, CPA, PC                                     SEC Practice Section
                                              Private Companies Practice Section
                                           Independent Accountants International


May 17, 1996

OMAP Holding Incorporated and the Business of R. Kohl Company
268 W.  400 S. Suite 204
Salt Lake City, Utah 84101

We are pleased to confirm our understanding of the services we are to provide for OMAP Holding Incorporated and the Business of R. Kohl Company for the year ended December 31, 1995.

We will audit the balance sheet of OMAP Holding Incorporated and the Business of
R. Kohl Company as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the year then ended.

Our audit will be conducted in accordance with generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express an unqualified opinion that your financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles. If our opinion is other than unqualified, we will fully discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit, we will not issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts,, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and banks. We will request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of our audit, we will also require certain written representations from you about the financial statements and related matters.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgement about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. However, because of the concept of reasonable assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, irregularities, or illegal acts, including fraud or defalcations, may exist and not be detected by us. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

We understand that you will provide us with the basic information required for our audit and that you are responsible for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the maintenance of adequate records and related internal control structure, the selection and application of accounting principles, and the safeguarding of assets.

We understand that your employees will type all cash, accounts receivable, accounts payable, and other confirmations we request and will locate and


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documents selected by us for testing.

Our audit is not specifically designed and cannot be relied on to disclose reportable conditions, that is, significant deficiencies in the design or operation of the internal control structure. However, during the audit, if we become aware of such reportable conditions or ways that we believe management practices can be improved, we will communicate them to you orally or in a separate letter.

The workpapers for this engagement, are the property of Jones, Jensen & Company and constitute confidential information. However, as required by law or regulation, we may be required to make certain workpapers available to the Securities and Exchange Commission or Peer Review Auditors upon request for their regulatory oversight purposes. Access to the requested workpapers will be provided to the Securities and Exchange Commission or Peer Review Auditors under the supervision of Jones, Jensen & Company audit personnel and at a location designated by our firm.

Our fees for these services will be based on the actual time spent at our standard hourly rates, plus travel and other out-of-pocket costs such as report production, typing, postage, etc. Our standard hourly rates vary according to the degree of responsibility involved and the experience level of the personnel assigned to your audit. Our invoices for these fees will be rendered each month as work progresses and are payable on presentation. In accordance with our firm policies, work may be suspended if your account becomes 30 days or more overdue and will not be resumed until your account is paid in full. Our fee, which we expect to be between $6,000-$7,000, will be based on the amount of time required at various levels of responsibility, plus any out-of-pocket expenses referred to above. We will require an up-front retainer of $2,000 that will be applied towards the final bill. Any estimates, oral or written, are based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the audit. If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Very truly yours,

/s/ Jones, Jensen & Company

Jones, Jensen & Company

RESPONSE:

     This letter correctly sets forth the understanding of OMAP Holding Incorporated and the Business of R. Kohl Company


/s/ James Tilton  May 22, 1996
- - ----------------------------------
 By:     James Tilton
         President

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